EXHIBIT 21

Significant Subsidiaries of Scientific-Atlanta

Name	State of Organization	Names Under which Subsidiary Does Business
Scientific-Atlanta Financial Enterprises, L.L.C.	Georgia	Scientific-Atlanta Financial Enterprises, L.L.C.
SAMMEX, L.P.	Texas	SAMMEX, L.P.